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                                 Exhibit 99.1
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       KFx Subsidiary Pegasus Closes Purchase of Pavilion Power Segment
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                                         Contact:  Gary Nicholson - 440-358-7750


August 2, 2001, Denver, CO - KFx Inc. (AMEX:KFX) announced today that it's majority owned subsidiary, Pegasus Technologies, Inc., closed on the purchase of the power optimization business segment of Pavilion Technologies, Inc.

      "We at Pegasus are extremely pleased and excited by the closure of this transaction," said Gary Nicholson, CEO of Pegasus Technologies. "Our complementary technologies offer the potential for optimized performance for an even broader client base. The market in this specialized field is growing now that Pegasus products are achieving such good results. Bringing together Pegasus' range of services with the Pavilion backlog and technology puts Pegasus in the position of providing even more efficient services as the industry leader in size, technology, installed base, client results and intellectual portfolio. The purchase of the Pavilion power segment has doubled our market size and improved the array of new technologies we can offer. We are committed to the aggressive application of this powerful neural net technology for the power generation industry and are working closely with our clients to develop new, more efficient products and solutions."

      "We are pleased to close this acquisition and are looking forward to expanding and implementing the overall business plan for the growth of Pegasus' business," said Theodore Venners, KFx Chairman, President & CEO.

                               About FKx/Pegasus
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KFx Inc. provides total fuel solutions for the power industry.  Its patented, K-
Fuel(R) process converts low heating value coal into clean, high-energy fuel.
KFx inc.'s web site address is www.kfx.com.  Pegasus Technologies, Inc., a
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subsidiary of KFx Inc., is the industry leader in neural network-based IT applications for the power generation market. The NeuSIGHT(TM) suite of combustion optimization applications from Pegasus reduced emissions and increases the efficiency of fossil fueled electric generating units.  The
Pegasus Technologies, Inc. web site address is www.pegasustec.com.
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    The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties.
  Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item 1 and in Management's Discussion and Analysis of Financial Condition and Results
  of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for
     the year ended December 31, 2000 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I,
        Item 2 of the Company's Quarterly Report on Form 10-Q for the
                         quarter ended March 31, 2001.

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